Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS RECORD THIRD QUARTER 2018 RESULTS AND INCREASES FOURTH QUARTER AND 2018 OUTLOOK

- Net Revenue Increases 107% to $74.4 Million, Driving Record Net Income and Adjusted EBITDA -

San Diego, CA - November 6, 2018 - Turtle Beach Corporation (Nasdaq: HEAR), the leading gaming headset and audio accessory brand, reported financial results for the third quarter ended September 30, 2018.

Second Quarter Summary vs. Year-Ago Quarter:

▪	Net revenue increased 107% to $74.4 million from $36.0 million;

▪	Gross margin increased 610 basis points to 41.0% from 34.9%;

▪	Net income up significantly to $14.7 million, or $0.91 per diluted share, compared to a net loss of $0.5 million, or $(0.04) per share;

▪	Adjusted EBITDA increased $14.3 million to $17.6 million from $3.3 million; and

▪	Net revenue, net income and adjusted EBITDA were the highest levels for any third quarter since becoming public in 2014.
“As communicated in our pre-announcement, we delivered another quarter of considerable growth and record profits, both compared to last year and our prior outlook,” said Juergen Stark, CEO, Turtle Beach Corporation. “This growth is driven by market share gains from a great portfolio of innovative products that enhance game play for all levels of gamers in a strong overall console gaming market.

“Our outperformance in a strong market can be seen in NPD’s latest U.S. and Canada console headset update. Year-to-date through September 2018, our revenue share increased 490 basis points to 45.2% from 40.3% in the same period in 2017. In addition, while the gaming headset market was up 84% on a sell-through basis, Turtle Beach was up 106%, once again significantly outpacing the rest of the market.

“Given our impressive results, and our expectation of a continued strong console headset market in the upcoming holiday season, we are raising our fourth quarter and 2018 financial outlook. We believe these positive developments will position us to accelerate selective growth investments while fully repaying our subordinated notes by the end of March 2019.”

Third Quarter 2018 Financial Results
Net revenue in the third quarter of 2018 increased 107% to $74.4 million compared to $36.0 million in the year-ago quarter. This was the result of strong market demand for console gaming headsets, driven by continuing increased usage of gaming headsets, particularly among “battle royale” players, along with the Company’s increase in market share over 2017. Net revenue in the third quarter of 2018 slightly exceeded the high end of the Company’s preliminary results of $74 million announced on October 11, 2018.

Gross margin in the third quarter of 2018 increased 610 basis points to 41.0% compared to 34.9% in the third quarter of 2017. The increase was primarily due to a favorable product and customer mix, continued higher volumes driving fixed cost leverage, a reduction in freight costs, and a less promotional environment.

Operating expenses in the third quarter of 2018 increased to $14.0 million from $10.7 million in the 2017 period due primarily to an increase in marketing spend primarily related to new product launches, revenue-driven sales-based commissions and expenses, and other operational performance-based compensation.

Net income in the third quarter of 2018 increased to $14.7 million, or $0.91 per diluted share, compared to a net loss of $0.5 million, or $(0.04) per diluted share, in the year-ago quarter. The improvement was primarily driven by the significant revenue growth and the corresponding increase in gross margins. Net income per diluted share in the third quarter of 2018 exceeded the high end of the Company’s preliminary results announced on October 11, 2018, of $0.88 per diluted share, which includes $0.10 per diluted share that was disclosed as a potential increase pending the final determination of certain tax treatments for the quarter.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the third quarter of 2018 increased $14.3 million to $17.6 million compared to $3.3 million in the year-ago quarter. Adjusted EBITDA in the third quarter of 2018 exceeded the Company’s preliminary results of $17 million announced on October 11, 2018.

Balance Sheet Highlights
At September 30, 2018, the Company had $6.2 million of cash and cash equivalents with $3.5 million outstanding under its revolving credit facility, compared to $0.5 million of cash and cash equivalents with $24.8 million outstanding under its revolving credit facility at September 30, 2017. The increase in cash and the reduction in amounts outstanding under its revolving credit facility resulted primarily from the Company’s improved operational performance in 2018.

Total outstanding debt principal as of September 30, 2018, decreased to $31.4 million compared to $59.0 million at September 30, 2017. The debt at September 30, 2018, consisted of $15.4 million in subordinated notes, $12.5 million in term loans and $3.5 million of revolving debt.

On October 12, 2018, Turtle Beach repaid $5.0 million of its subordinated notes, bringing its subordinated notes balance to $10.4 million. Since March 31, 2018, the Company has been able to reduce its aggregate term loans, subordinated notes, and Series B preferred stock obligations by $28.2 million (or 55%) from $51.1 million to $22.9 million. Such reduction was accomplished through repayments from operating cash flows and the issuance of common stock and fully-funded warrants in exchange for the outstanding Series B preferred stock at a discount in excess of 50% of the carrying value of the Series B preferred stock at the time of the exchange.

Cash Flow Highlights
Cash provided by operating activities in the first nine months of 2018 increased by $34.1 million from the corresponding 2017 period primarily as a result of higher gross receipts from the significant increase in revenue, partially offset by a resulting increase in inventory levels. Cash used in financing activities in the first nine months of 2018 increased by $27.7 million from the corresponding 2017 period primarily as a result of an increase in repayments of the Company’s revolving credit facility and repayments of outstanding subordinated notes with operating cash flows and proceeds received upon the exercise of stock options and warrants.

Increased 2018 Outlook
For the fourth quarter of 2018, Turtle Beach expects net revenue to increase 18% to approximately $94 million compared to $79.7 million in the fourth quarter of 2017. Net income is expected to increase 18% in the fourth quarter of 2018 to approximately $16.7 million compared to $14.2 million in the prior year quarter. Earnings per share is expected to be approximately $1.02 per diluted share based on 16.5 million estimated diluted shares outstanding for the fourth quarter of 2018 compared to earnings per share of $1.15 per diluted share based on 12.3 million diluted shares outstanding in the fourth quarter of 2017. The decline in earnings per share despite higher net income is primarily the result of an increase in the number of diluted shares and an increase in the estimated effective tax rate to approximately 9%. Adjusted EBITDA is expected to increase 22% to approximately $21 million compared to $17.2 million in the fourth quarter of 2017.

For the full year 2018, Turtle Beach now expects net revenue to increase 81% to approximately $270 million (up from $255 million in its August outlook) compared to $149.1 million in 2017. Earnings per share in 2018 is now expected to be approximately $2.55 per diluted share (up from net income of $1.95 per diluted share in its August outlook) based on 15.5 million estimated average diluted shares outstanding for the full year 2018. This is compared to a net loss of $(0.26) per diluted share in 2017. Adjusted EBITDA in 2018 is now expected to be approximately $54 million (up from $45 million in its August outlook) compared to $11.6 million in adjusted EBITDA in 2017.

A table summarizing this outlook has been provided at the end of this release.

With respect to the Company's adjusted EBITDA outlook for the fourth quarter and full year 2018, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not available without unreasonable effort. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, November 6, 2018, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its third quarter 2018 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:
Date: Tuesday, November 6, 2018
Time: 2:00 p.m. PT / 5:00 p.m. ET
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 7168737

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at corp.turtlebeach.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through November 14, 2018.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 7168737

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission defines as ”non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three and nine months ended September 30, 2018.

About Turtle Beach Corporation
Turtle Beach (www.turtlebeach.com) is a leading gaming accessory brand, offering a wide selection of cutting-edge, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, crystal-clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that make Turtle Beach a fan-favorite brand for gamers the world over. Designed for Xbox, PlayStation®, and Nintendo consoles as well as for PC, Mac®, and mobile/tablet devices, owning a Turtle Beach gaming headset gives you the competitive advantage. Hear Everything. Defeat Everyone.™ The Company's shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

# # #

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	Sr. Director - PR/Communications
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$6,178	$5,247
Accounts receivable, net	28,995	50,534
Inventories	73,348	27,518
Prepaid expenses and other current assets	5,194	3,467
Total Current Assets	113,715	86,766
Property and equipment, net	4,019	4,677
Intangible assets, net	1,091	1,404
Other assets	698	1,404
Total Assets	$119,523	$94,251
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facility	$3,523	$38,467
Term loans	750	4,173
Accounts payable	49,014	13,459
Other current liabilities	14,631	11,451
Total Current Liabilities	67,918	67,550
Term loans, long-term portion, net of unamortized debt issuance costs of $667 and $759	11,083	6,789
Series B redeemable preferred stock	—	18,921
Subordinated notes - related party, net of unamortized discount of $609 and $1,075	14,784	20,836
Other liabilities	2,313	2,312
Total Liabilities	96,098	116,408
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 14,229,736 and 12,349,449 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	14	12
Additional paid-in capital	171,477	148,082
Accumulated deficit	(147,667)	(170,048)
Accumulated other comprehensive loss	(399)	(203)
Total Stockholders' Equity (Deficit)	23,425	(22,157)
Total Liabilities and Stockholders' Equity (Deficit)	$119,523	$94,251

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net revenue	$74,427	$35,975	$176,118	$69,439
Cost of revenue	43,925	23,437	110,310	48,384
Gross profit	30,502	12,538	65,808	21,055
Operating expenses:
Selling and marketing	8,517	5,586	21,264	15,564
Research and development	1,400	1,336	4,056	4,423
General and administrative	4,063	3,499	11,911	11,740
Restructuring charges	—	241	—	509
Total operating expenses	13,980	10,662	37,231	32,236
Operating income (loss)	16,522	1,876	28,577	(11,181)
Interest expense	1,093	2,042	4,356	5,717
Other non-operating expense (income), net	308	(252)	473	(517)
Income (loss) before income tax	15,121	86	23,748	(16,381)
Income tax expense	398	578	762	1,098
Net income (loss)	$14,723	$(492)	$22,986	$(17,479)

Net earnings (loss) per share:
Basic	$1.05	$(0.04)	$1.73	$(1.42)
Diluted	$0.91	$(0.04)	$1.56	$(1.42)
Weighted average number of shares:
Basic	14,019	12,347	13,263	12,332
Diluted	16,229	12,347	14,757	12,332

Turtle Beach Corporation
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

Table 3.

	Nine Months Ended
	September 30, 2018	September 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES	43,358	9,291

CASH FLOWS FROM INVESTING ACTIVITIES	(2,046)	(2,584)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	205,810	98,165
Repayment of revolving credit facilities	(240,753)	(109,277)
Repayment of capital leases	—	(4)
Proceeds from term loan	3,265	—
Repayment of term loan	(2,485)	(1,443)
Repayment of subordinated notes - related party	(8,265)	—
Settlement of Series B redeemable preferred stock	(1,390)	—
Proceeds from exercise of stock options and warrants	4,097	—
Repurchase of common stock in the settlement of restricted stock	(141)	—
Debt financing costs	(405)	—
Net cash used for financing activities	(40,267)	(12,559)
Effect of exchange rate changes on cash and cash equivalents	(114)	142
Net increase (decrease) in cash and cash equivalents	931	(5,710)
Cash and cash equivalents - beginning of period	5,247	6,183
Cash and cash equivalents - end of period	$6,178	$473

Turtle Beach Corporation
Weighted Average Diluted Common Shares
(in thousands)
(unaudited)

Table 4.

Weighted average diluted shares outstanding - Q3 2017	12,347
Weighted average common shares issued in exchange for Series B preferred stock	1,307
Weighted average common shares issued upon exercise of stock options and warrants	365
Incremental dilutive effect of outstanding stock options and restricted stock	1,261
Incremental dilutive effect of outstanding warrants (1)	949
Weighted average diluted shares outstanding - Q3 2018	16,229

(1)	Includes 550,000 fully-funded warrants issued in connection with the exchange for Series B preferred stock.

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 5.

	Three Months Ended
	September 30, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj EBITDA
Net revenue	$74,427	$—	$—	$—	$74,427
Cost of revenue	43,925	(137)	—	(69)	43,719
Gross profit	30,502	137	—	69	30,708

Operating expense	13,980	(603)	(74)	(518)	12,785

Operating income (loss)	16,522	740	74	587	17,923

Interest expense	1,093
Other non-operating expense, net	308				308

Income (loss) before income tax	15,121
Income tax expense	398
Net income (loss)	$14,723		Adjusted EBITDA		$17,615

	Nine Months Ended
	September 30, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj EBITDA
Net revenue	$176,118	$—	$—	$—	$176,118
Cost of revenue	110,310	(367)	—	(400)	109,543
Gross profit	65,808	367	—	400	66,575

Operating expense	37,231	(2,577)	(230)	(1,009)	33,415

Operating income (loss)	28,577	2,944	230	1,409	33,160

Interest expense	4,356
Other non-operating expense, net	473				473

Income (loss) before income tax	23,748
Income tax expense	762
Net income (loss)	$22,986		Adjusted EBITDA		$32,687

Table 5. (continued)

	Three Months Ended
	September 30, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net revenue	$35,975	$—	$—	$—	$—	$35,975
Cost of revenue	23,437	(165)	—	(20)	312	23,564
Gross profit	12,538	165	—	20	(312)	12,411

Operating expense	10,662	(623)	(88)	(350)	(241)	9,360

Operating income (loss)	1,876	788	88	370	(71)	3,051

Interest expense	2,042
Other non-operating income, net	(252)					(252)

Income (loss) before income tax	86
Income tax expense	578
Net income (loss)	$(492)			Adjusted EBITDA		$3,303

	Nine Months Ended
	September 30, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net revenue	$69,439	$—	$—	$—	$—	$69,439
Cost of revenue	48,384	(479)	—	66	(41)	47,930
Gross profit	21,055	479	—	(66)	41	21,509

Operating expense	32,236	(2,521)	(259)	(1,253)	(509)	27,694

Operating income (loss)	(11,181)	3,000	259	1,187	550	(6,185)

Interest expense	5,717
Other non-operating income, net	(517)					(517)

Income (loss) before income tax	(16,381)
Income tax expense	1,098
Net income (loss)	$(17,479)			Adjusted EBITDA		$(5,668)

(1) Other includes business transition costs and restructuring charges.

Table 6.

Fiscal 2018 Outlook
	Q4 18 Guidance	Q4 17 Actual	FY 18 Guidance	FY 18 Prior Guidance (1)	FY 17 Actual
Net Revenue	~$94M	$79.7M	~$270M	~$255M	$149.1M
EPS	~$1.02	$1.15	~$2.55	~$1.95	$(0.26)
Adjusted EBITDA	~$21M	$17.2M	~$54M	~$45M	$11.6M

(1) Reported on August 6, 2018.